Exhibit 99.1

Preliminary Q3 2014 Report: CytoSorbents Achieves Its First Quarter of Approximately $1M in CytoSorb® Sales and Provides Up-listing Update

MONMOUTH JUNCTION, N.J., October 14, 2014 – CytoSorbents Corporation (OTCQB: CTSO), a critical care immunotherapy company commercializing its European Union approved CytoSorb® blood purification therapy to prevent or treat life-threatening illnesses in the intensive care unit and in cardiac surgery, provides a preliminary update on Q3 2014 operating and business progress as well as an update on its planned up-listing efforts.

CytoSorbents Operating Progress:

•	CytoSorbents expects to report CytoSorb® product revenue of approximately $1 million for Q3 2014, a first in the Company’s history. This will represent a greater than 50% increase in CytoSorb® sales over the prior quarter, and a more than 390% increase in sales compared to Q3 2013

•	Trailing twelve month sales of CytoSorb®, as of Q3 2014, is also expected to increase to approximately $2.6 million with continued momentum expected through the end of this year

•	Preliminary results indicate that sales of CytoSorb® benefitted from strong usage and re-order rates from most existing territories where CytoSorb® is currently being sold

Up-listing Progress/Business Update:

•	As previously disclosed, CytoSorbents plans to up-list to a national exchange by the end of this year and is in the process of completing the necessary governance, internal controls and other documentation and applications needed to achieve this goal

•	In connection with the Company’s planned up-listing, the Company has significantly simplified its capitalization structure with the conversion of all issued and outstanding Series A Preferred Stock and Series B Preferred Stock into shares of the Company’s Common Stock, effective October 9, 2014

•	CytoSorbents remains committed to achieving many of the operational milestones discussed in the last earnings conference call, including continued momentum of product sales, potential strategic partnerships, expansion of distribution, and improved visibility on clinical studies including the filing of an IDE application for a U.S. cardiac surgery trial in the next several months

•	CytoSorbents is now covered by 4 institutional analysts from Brean Capital, Zacks, Merriman Capital, and H.C. Wainwright

Dr. Phillip Chan, MD, PhD, Chief Executive Officer of CytoSorbents stated, “We are very pleased with our preliminary operating performance for Q3 2014. The increase in sales was across a broad base of both direct customers and distributors. Importantly, we continue to hear positive treatment successes in many different applications, led by sepsis and cardiac surgery, from many different sources, which we will share in greater detail in the future. We continue to believe that our therapy may have applications beyond current uses, including the treatment of Ebola infection, particularly in the terminal phase that is dominated by cytokine storm.”

“In terms of our up-listing plans, we believe that the up-listing to a national exchange is in the best interest of our Company and shareholders. As we have discussed before, we believe there are many advantages to up-listing. We believe the most compelling potential benefit is that larger institutional investors, who collectively command billions of dollars in investment capital but are currently unable to own our stock (due to restrictions in holding shares of OTCBB companies with shares trading under $1), will have the ability and appetite to purchase our stock in the open market when we up-list. We expect that this may increase the liquidity and/or demand for our shares, when coupled with positive news. Other potential advantages include greater credibility and visibility in the investor community and access to lower cost sources of capital, for example. As we continue to move through this process, we will be reaching out to shareholders to finalize our plans.”

“Finally, we continue to be committed to strengthening the science behind our therapy with more vigorous clinical activity. In addition to launching our International CytoSorb® Registry and announcing our Cardiac Surgery Advisory Board, we continue to add to our clinical development team, with a European Medical Director who is an intensive care physician to help oversee the more than 40 investigator initiated studies being planned or enrolling, an in-house Ph.D. statistician, and shortly a Head of Clinical Development in the U.S. We also continue to be highly visible in the scientific community, currently with sponsorship of the Acute Dialysis Quality Initiative (ADQI) Conference in Bogotá, Columbia on “Blood Purification in Sepsis”, and our booth exhibition at the European Association for Cardio-Thoracic Surgery (EACTS) in Milan, Italy. Importantly, we are very excited about our second annual CytoSorb® Users Meeting that will take place just prior to the DIVI 2014 conference in Hamburg, Germany (December 3-5, 2014), where users will again share their clinical treatment experiences with CytoSorb®. Later this month, at the American Association of Blood Banks (AABB) conference in Philadelphia, Pennsylvania (October 25-28, 2014), we may also hear results from the Red Cell Storage Duration Study (RECESS trial) administering old blood versus new blood to complex cardiac surgery patients. If positive, we believe this could be a significant catalyst for our HemoDefend program. We will continue to keep shareholders informed with important and relevant news as it develops.”

About CytoSorbents Corporation

CytoSorbents Corporation is a critical care focused immunotherapy company using blood purification to modulate inflammation -- with the goal of preventing or treating multiple organ failure in life-threatening illnesses. Organ failure is the cause of nearly half of all deaths in the intensive care unit, with little to improve clinical outcome. CytoSorb®, the Company's flagship product, is approved in the European Union as a safe and effective extracorporeal cytokine adsorber, designed to reduce the "cytokine storm" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses such as sepsis, burn injury, trauma, lung injury, and pancreatitis. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® is also being used during and after cardiac surgery to try to remove inflammatory mediators, such as cytokines and free hemoglobin, which can lead to post-operative complications, including multiple organ failure.

CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. CytoSorbents has numerous products under development based upon this unique blood purification technology, protected by 32 issued U.S. patents and multiple applications pending, including HemoDefend™, ContrastSorb, DrugSorb, and others. Additional information is available for download on the Company's website: http://www.cytosorbents.com/

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated or disclosed. You should be aware that our actual results and our future prospects could differ materially from those contained in the forward-looking statements, which are based upon management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our ability to successfully market and sell our CytoSorb product, our dependence upon partners to successfully distribute our CytoSorb product, our ability to receive and maintain regulatory approval for our products, our ability to obtain additional financing as needed, technological changes, government and agency regulation, changes in industry practice, and one-time events, including those discussed herein and in our Annual Report on Form 10-K filed with the SEC on March 31, 2014, which is available at http://www.sec.gov. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

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Company Contact:
CytoSorbents Corporation
Dr. Phillip Chan
Chief Executive Officer
(732) 329-8885 ext. *823
pchan@cytosorbents.com

Investor Contact:

CytoSorbents Corporation

Amy Vogel

(732) 329-8885 ext. *825

avogel@cytosorbents.com